LEASING AGREEMENT
KİRA SÖZLEŞMESİ

BUILDING / FLOOR BİNA / KAT	*Niles Teknoloji San.ve Tic. Ltd.Şti Binası 2. Ve 3. katlar* ,Çatı katı
OFFICE NUMBER OFİS NO	
ROAD AND BUILDING NUMBER SOKAK ADI VE BİNA NO	113 Ada 11 C Parsel
DISTRICT / COUNTY / CITY MAHALLE / İLÇE / İL	İstanbul Endüstri ve Ticaret Serbest Bölgesi
LESSOR'S NAME , SURNAME AND ADDRESS KİRALAYANIN ADI, SOYADI VE ADRESİ	*Niles Teknoloji San.ve Tic. Ltd.Şti* *İstanbul Endüstri ve Ticaret Serbest Bölgesi 113 Ada 11 C parsel 34957 Tuzla/ İstanbul*
LESSEE'S NAME AND ADDRESS KİRACININ ÜNVANI VE ADRESİ	C SUN Euraisa Enerji Sisitemleri San. ve Tic. A.Ş. *İstanbul Endüstri ve Ticaret Serbest Bölgesi* Akif Kopuz Caddesi No:T-10, B Blok 1.Kat 34957 Tuzla / İstanbul
ANNUAL LEASE AMOUNT YILLIK KİRA TUTARI	683.280 USD
ONE MOUNTH LEASE AMOUNT BİR AYLIK KİRA TUTARI	56.940 USD (6,5 X 8760m2)
DEPOSIT AMOUNT DEPOZİT TUTARI	56.940 USD
LEASE AMOUNT INCREASE RATE KİRA TUTARI ARTIŞ ORANI	
HOW WILL THE LESAING AMOUNT BE PAID? KİRA TUTARI NASIL ÖDENECEKTİR?	*Niles Teknoloji Firması Banka Hesabına Aylık Havale* *The Lessee shall pay the leasing amount each month in advance in to the bank account, which is notified by the Lessor*
LEASING PERIOD KİRALAMA SÜRESİ	5 YIL / 5 YEARS
STARTING DATE OF LEASING KİRA BAŞLANGIÇ TARİHİ	
USE OF THE PREMISES TAŞINMAZ MÜLK	Factory Fabrika

This Leasing Agreement is made and signed between -Lessor- Niles Teknoloji San.ve Tic. Ltd.Şti and – Lessee - **CSUN EURASIA ENERJI SISTEMLERI SAN VE TIC A.S.**……………………….

Bu Kira Sözleşmesi, - Kiralayan - …………….. ve – Kiracı - ……………….. arasında düzenlenerek imzalanmıştır.

ARTICLES OF THE AGREEMENT – SÖZLEŞMENİN MADDELERİ

Article 1 – *LEASED PREMISES* – KİRALANAN TAŞINMAZ MÜLK:

This Leasing Agreement is made in relation to premises at İstanbul Endüstri ve Ticaret Serbest Bölgesi 113 Ada 11 C parsel 34957 Tuzla/ İstanbul

.

Bu Kira Sözleşmesi *İstanbul Endüstri ve Ticaret Serbest Bölgesi 113 Ada 11 C parsel 34957 Tuzla/ İstanbul* adresindeki taşınmaz mülk ile ilgili olarak yapılmıştır.

Article 2 – *USE OF THE PREMISES* – TAŞINMAZ MÜLKÜN KULLANIMI:

The premises shall be used only as factory.

Taşınmaz mülk sadece fabrika olarak kullanılabilir.

Article 3 – *LEASING PERIOD* – KİRALAMA SÜRESİ:

The leasing period is 5 (five) years between 01.102014 and 30.09. 2019

Kiralama Süresi 01.102014 ve 30.09.2019 arasında 5 (beş) yıldır.

Article 4 – *LEASE AMOUNT AND PAYMENT* – KİRA TUTARI VE ÖDEME:

Premises monthly Lease Amount is net 56.940 USA DOLLAR *One year Lease Amount 683.*280 USA DOLLAR *For the first year, two months total Lease Amount ($113.880), will be paid in advance, before the leasing period starts following the signing of this Agreement in one week. After this period, one month Lease Amount will be paid in advance between the first (1st) and third (3rd) days of each month. Utility expenses and monthly fees will be paid by the Lessee to the related Agencies and Building Management.*

Taşınmaz mülkün aylık Kira Tutarı 56.940 Amerikan Doları ve ek olarak stopaj vergisidir. Bir Yıllık Kira Tutarı 683.280 Amerikan Doları ve ek olarak stopaj vergisidir.

Birinci yıl için, iki aylık toplam kira tutarı (113.880 Amerikan Doları) peşin olarak, Kiralama Döneminin başlamasından önce, bu Sözleşmenin imzalanmasını takiben bir hafta içerisinde ödenecektir. Bu dönemden sonra, bir aylık kira tutarı peşin olarak, her ayın birinci ve üçüncü günleri arasında ödenecektir. Genel giderler ve aylık ücretler Kiracı tarafından ilgili dairelere ve Bina Yönetimine ödenecektir.

Article 5 – *LEASING INCREASE RATE* – KİRA ARTIŞ ORANI:

Starting from 20160101 , yearly leasing increase rate added by last yearly America CPI

20160101 başlamak üzere, kira artış oranı (her sene bir önceki yılın ABD TUFE'ye gore artacaktır.) .

Article 6 – *THE FORM OF ANNUAL LEASING PAYMENT AND DEPOSIT* – YILLIK KİRA VE DEPOZİT ÖDEMESİNİN ŞEKLİ:

The Lessee shall pay the leasing amount each month in advance in to the bank account, which is notified by the Lessor.

The parties accepted that this Leasing Agreement will come in to force as soon as they sign, and the Lessee pays a Deposit Amount of U.S. 56.940 *and two months Lease Amount of $* 113.880 *in to the Lessor's bank account before the Leasing Period starts.*

The deposit amount will be taken as a security of the payments related to the Lessee's usage of premises and its liabilities against the Lessor and Building Management. within 3 working days of end of this Agreement and determination of Lessee's liabilities being fulfilled, the deposit amount will be paid back to the Lessee in U.S. Dollar.

Kiracı kira tutarını her ay peşin olarak, Kiralayan tarafından belirtilen banka hesabına ödeyecektir.

Taraflar bu Kira Sözleşmesinin imzalanır imzalanmaz yürürlüğe gireceğini ve Kiracının 56.940 Amerikan Doları depoziti ve 113.880 Amerikan Doları tutarındaki iki aylık kirayı, Kira Dönemi başlamadan önce, Kiralayanın banka hesabına ödeyeceğini kabul ederler.

Depozit tutarı, Kiracının Kiralayana ve Bina Yönetimine karşı olan yükümlülükleri ile ilgili olarak, teminat maksadıyla alınacaktır. Sözleşmenin sona ermesini takiben, Kiracının yükümlülüklerini yerine getirdiğinin belirlenmesi durumunda, Depozit tutarı Amerikan Doları olarak Kiracıya geri ödenecektir.

Article 7 – *ASSİGNMENT RİGHT OF THE LESSEE* – KİRACININ DEVİR HAKKI:

The Lessee can not assign this Leasing Agreement and the usage of the premises stated in this Agreement partially or fully to any third real person or legal entity other than its affiliate.
Since Premises is rented representing for a newly-established company("Newco"), Newco will sign new leasing agreement with the content and leasing period as same as this Leasing Agreement once setting it up . As soon as the said new leasing agreement is signed by Newco , this Leasing Agreement is terminated immediately and lessor will refund all the payment received from the lessee .

Kiracı, imzalayan taraf haricinde, her hangi bir gerçek ya da hukuki üçüncü kişiye, bu Kira Sözleşmesini ve bu Sözleşmede bahsedilen taşınmaz mülkü devredemez.

Article 8 – *LESSEE'S LIABILITIES* – KİRACININ SORUMLULUKLARI:

The Lessee is liable to use the premises in good shape as its own, and not cause the premises loose its good shape and reputation. Lessee without affecting the overall external appearance of the building, without damaging the reinforced concrete and structural systems, is allowed to make any kinds of construction, alteration, repair and decoration, on the leased objects which are necessary for the use of the object.

Renovation and decoration expenses belong to the Lessee. The Lessee during the evacuation of the leased property will leave any changes and additions to the owner made during the lease period such as suspended ceiling, drywall, flooring type, decorating, plumbing and fixed equipment which has become integral part of the building such as electricity and waterworks, without demounting them and the Lessee will not claim any fees from the owner.

Kiracı, taşınmaz mülkü kendisininmiş gibi iyi şekilde kullanmakla ve taşınmaz mülkün iyi durumunu ve itibarını kaybetmesine sebep olmamakla yükümlüdür. Kiracı, binanın genel dış görünümünü etkilemeden, beton ve alt yapı sistemine zarar vermeden, her tür inşaat, tadilat, tamirat ve dekorasyonu, kullanım için gerekli olması halinde yapabilir.

Yenileme ve dekorasyon harcamaları Kiracıya aittir. Kiralanan taşınmaz mülkün boşaltılması sırasında Kiracı, binanın ayrılmaz parçası haline gelen asma tavan, alçıpan duvar, döşeme, dekorasyon gibi değişiklik ve eklemeleri, sıhhi tesisat ve elektrik ve su çalışması gibi sabit ekipmanları sökmeden binada bırakacak ve bu nedenle Kiralayandan her hangi bir ücret talebinde bulunmayacaktır.

Article 9 – *LESSOR'S LIABILITIES* – KİRALAYANIN YÜKÜMLÜLÜKLERİ:

Lessor is liable to resolve technically documented refurbishment and renovating requirements, arising from the normal usage of structural building and fixtures.

Kiralayan, alt yapının ve taşınmaz mülkün normal kullanımından kaynaklanan ve teknik olarak belgelenmiş olan tadilat ve yenileme gereksinimleri gidermekle yükümlüdür.

Article 10 – *TAXES* - VERGİLER:

The Lessee is liable to pay all taxes arising from the usage of premises and its Lessee attribute, other than Property Tax, ownership and legal, which are belong to the Lessor according to law.

Kiracı, kanun gereği sahiplik nedeniyle Kiralayana ait olan Emlak Vergisi gibi vergiler haricinde, kullanım nedeniyle kendisine ait olan bütün vergileri ödemekle yükümlüdür.

Article 11 – *RETURNING THE LEASED PREMISES AT THE END OF AGREEMENT* – SÖZLEŞMENİN BİTİMİNDE KİRALANAN MÜŞTEMİLATIN İADESİ:

When the Leasing Agreement ends, the Lessee can take away movable office equipments and materials, which are belong to him. During the evacuation, the Lessee shall not request payment for the refurbishment and decoration done by him, and leave them in the premises.

However, the fixtures and facilities available in the premises have been delivered completely and faultless to the Lessee. During the evacuation, the Lessee will return the leased premises in the same shape, completely and faultless other than wear arising from the normal usage of the premises.

Kira Sözleşmesi sona erdiğinde, Kiracı kendisine ait olan taşınabilir ofis ekipmanını ve materyellerini alabilir. Boşaltma sırasında Kiracı, kendisi tarafından yapılan tadilat ve dekorasyon için ödeme talep etmeyecek ve onları taşınmaz mülkta bırakacaktır.

Mamafih, taşınmaz mülkte mevcut olan demirbaşlar ve tesisler Kiracıya eksiksiz ve hatasız olarak teslim edilmiştir. Boşaltma sırasında Kiracı, taşınmaz mülkün normal kullanımından kaynaklanan aşınma haricinde, kiralanan taşınmaz mülkü aynı durumda, eksiksiz ve hatasız olarak Kiralayana iade edecektir.

Article 12 – *EXAMINATION AND REPAIR BY THE LESSOR* – KİRALAYAN TARAFINDAN KONTROL VE TAMİR:

In case, during the Leasing Period, the necessity of examination and repair in the leased premises by the Lessor, the Lessee shall allow the Lessor to examine and repair the premises in the company of himself, only if notified previously.

Kiralama Süresince ihtiyaç olması halinde, kiralanan taşınmaz mülkün Kiralayan tarafından kontrol ve tamirinin zorunlu olması durumunda, Kiracı kendisinin katılımıyla ve sadece önceden haber verilmek kaydıyla Kiralayana izin verecektir.

Article 13 – *PARTIES TERMINATION RIGHT* – TARAFLARIN FESİH HAKKI:

This Agreement shall be terminated as follows:

(a) If either Party breaches or fails to comply with or is in breach of any of its obligations under this Agreement and the said Party fails to remedy such breach within thirty (30) days (or such longer period as the other Party may agree) from the date of receipt of a notice to remedy the breach from the other Party; or

(b) If the Lessee fails to pay the rent and depozit payable under this Agreement or any part thereof within twenty one (21) days after the same shall become payable

(c) This Agreement may be terminated at any time by either Party with a prior written notice of three (3) months by the Party who wishes so to terminate this Agreement provided that the terminating party indemnify other party for any harm, liability, or loss arising out of this termination .

Bu Sözleşme aşağıdaki hallerde feshedilebilir:

(a) Eğer taraflardan birisinin bu Sözleşme gereği olan yükümlülüklerine uymaması ve bildirim tarihinden itibaren otuz (30) gün içerisinde (ya da diğer tarafın kabulu durumunda daha uzun bir sürede), yerine getirememesi halinde

veya

(b) Eğer Kiracı bu Sözleşme gereğince ödemesi gereken kira ve depoziti ya da taraflardan birisi ödeme yükümlülüğünü, ödeme tarihinden sonra yirmi bir (21) gün içerisinde yerine getiremezse

(c) Bu Sözleşme taraflarca her zaman üç (3) ay önceden yazılı bildirimde bulunmak kaydıyla, fesh etmek isteyen tarafca sonlandırılabilir.

Article 14 – *AUTHORIZED COURT AND ENFORCEMENT OFFICE* – YETKİLİ MAHKEME VE İCRA DAİRESİ:

In case of disputes arising out of this Leasing Agreement, the parties accept the authority of Turkish Law and Courts and Enforcement Offices of Istanbul.

Bu Sözleşmeden kaynaklanan anlaşmazlıklarda taraflar, Türk Kanunlarının ve İstanbul mahkeme ve icra dairelerinin geçerli ve yetkili olduğunu kabul ederler.

Article 15- *CORRESPONDENCE ADDRESSES* – YAZIŞMA ADRESLERİ:

The addresses of the parties stated herein are their legal addresses for correspondence. Any notification to these addresses shall constitute the binding effect of a legal notification unless any address change is communicated to the other party latest by 7 days following the occurrence of the change.

This Agreement consists of 15 articles and prepared in English and Turkish and signed in 2 copies on 04 / 07 / 2012. In case of dispute, the Turkish text is valid.

Tarafların burada yer alan adresleri yazışma için geçerli olan yasal adresleridir. Adres değişikliği, en geç değişikliği takibeden 7 (yedi) gün içinde diğer tarafa bildirilmedikçe, bu adreslere yapılacak olan bildirimler yasal bildirim hükmünde olacaktır.

Bu Sözleşme 15 maddeden ibaret olup, İngilizce ve Türkçe olarak hazırlanmış ve 2 (iki) kopya halinde ……………… tarihinde imzalanmıştır. Anlaşmazlık halinde Türkçe metin geçerlidir.

***AGREEMENT APPENDIXES* – SÖZLEŞME EKLERİ:**

1- Lessee's Authorized Signatures Specimen – Kiracinin Yetkili İmza Sirküleri

***LESSEE* - KİRACI:CSUN EURASIA ENERJI SISTEMLERI SAN VE TIC A.S….**

***ADDRESS*: ISTANBUL INDUSTRIAL & FREE TRADE ZONE AKIF KOPUZ STR.NO:T-10 RAR.B BL:1ST FLOOR TUZLA ISTANBUL**

***SIGNATURE*:**

CSUN EURASIA
ENERJİ SİSTEMLERİ SAN. ve TİC. A.Ş.
İstanbul End. ve Tic. Ser. Böl. Aydınlı
Akif Kopuz Cad. T-10 Par. 1.Kat
Tuzla / İSTANBUL
Tuzla V.D.: 215 024 96 33

***LESSOR* - KİRALAYAN:………………………………………………..**

***ADDRESS*: ……………………………………………………………**

***SIGNATURE*:**

NİLES TEKNOLOJİ
SAN. VE TİC. LTD. ŞTİ.
İstanbul Endüstri ve Ticaret Serbest Bölgesi
113 Ada 11 C Parsel Tuzla / İSTANBUL
Tel: 0216 394 90 00 Faks: 0216 394 90 05
Tuzla V.D. 996 023 0283 Tic. Sic. No: 510792
www.niles.com.tr

***LESSOR'S BANK ACCOUNT DETAILS* – KİRALAYANIN BANKA HESAP DETAYLARI:**

Bank:…………………..
Branch (Şube): ………………
Account (Hesap) No: ………..
IBAN: ……………………………..